As filed with the Securities and Exchange Commission on May 14, 2008

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

McAfee, Inc.
(Exact name of Registrant as specified in its charter)

3965 Freedom Circle
Delaware	Santa Clara, California 95054	77-0316593
(State of Incorporation)	(Address of principal executive offices, including zip code)	(IRS Employer Identification Number)

Safeboot Option Plan 2006
(Full title of the plan)

Mark D. Cochran
Executive Vice President and General Counsel
McAfee, Inc.
3965 Freedom Circle.
Santa Clara, California 95054
(408) 988-3832
(Name, address and telephone number of agent for service)
Copy to:
Robert G. Day, Esq.
Wilson Sonsini Goodrich & Rosati, P.C.
650 Page Mill Road
Palo Alto, CA 94304-1050

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed	Proposed
		Maximum	Maximum	Amount of
	Amount to be	Offering Price	Aggregate	Registration
Title of Securities to be Registered	Registered	Per Share	Offering Price	Fee
Common Stock, par value $0.01 per share, to be issued under the Safeboot Option Plan 2006	500,000(1)	$34.70(2)	$17,350,000.00	$681.86

(1)	Pursuant to Rule 416(a) under the Securities Act of 1933, this Registration Statement shall also cover any additional shares of our common stock which become issuable under the Safeboot Option Plan 2006, as amended, by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the receipt of consideration which results in an increase in the number of outstanding shares of our common stock.

(2)	Estimated in accordance with Rule 457(h) solely for the purpose of calculating the registration fee based on the price of $34.70 per share, which was the average of the high and low prices per share of our common stock as reported on the New York Stock Exchange on May 7, 2008.

EXPLANATORY NOTE
     This Registration Statement on Form S-8 relates to the issuance of up to 500,000 shares of Common Stock of McAfee, Inc. in connection with the assumption of the Safeboot Option Plan 2006, as amended.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference
     The following documents previously filed by McAfee, Inc. (“we”, “us”, the “company” or the “Registrant”) with the Securities and Exchange Commission (the “SEC” or the “Commission”) are hereby incorporated by reference in this registration statement on Form S-8 (other than information in a report on Form 8-K that is “furnished” and not “filed” pursuant to Form 8-K, and, except as may be noted in any such Form 8-K, exhibits filed on such form that are related to such information):
1)	Our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on February 27, 2008;

2)	Our Amendment No. 1 to our Annual Report on Form 10-K for the year ended December 31, 2007 filed with the Commission on April 29, 2008;

3)	Our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 filed with the Commission on May 12, 2008;

4)	Our Current Report on Form 8-K filed with the Commission on March 27, 2008;

5)	Our Current Report on Form 8-K filed with the Commission on April 24, 2008;

6)	Our Current Report on Form 8-K filed with the Commission on April 30, 2008; and

7)	The description of our Common Stock which is contained in the Registration Statement on Form 8-A (File No. 001-31216), filed January 25, 2002, under Section 12(b) of the Exchange Act and any further amendment or report filed hereafter for the purpose of updating such description.
     All documents filed with the SEC by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities
     Not applicable.

Item 5. Interests of Named Experts and Counsel
     Not applicable.
Item 6. Indemnification of Directors and Officers
     Our Second Restated Certificate of Incorporation, as amended, limits the liability of our directors to the maximum extent permitted by Delaware law. Delaware law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability (i) for any breach of their duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) for unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.
     Our Second Amended and Restated Bylaws provide that we shall indemnify our directors and officers and may indemnify our employees and other agents to the fullest extent permitted by law. Our Bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether we would have the power to indemnify him or her against such liability under the Delaware General Corporation Law. We currently have secured such insurance on behalf of our officers and directors.
     We have entered into agreements to indemnify our directors and officers, in addition to indemnification provided for in our Bylaws. Subject to certain conditions, these agreements, among other things, indemnify our directors and officers for certain expenses (including attorney’s fees), judgments, fines and settlement amounts incurred by any such person in any action or proceeding, including any action by or in the right of the company, arising out of such person’s services as a director or officer of the company, any of our subsidiaries or any other company or enterprise to which the person provides services at our request.
     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation’s Board of Directors to grant indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Exchange Act. Our Certificate of Incorporation and Bylaws provide for indemnification of our officers, directors, employees and other agents to the maximum extent permitted by Section 145 of the Delaware General Corporation Law.
Item 7. Exemption from Registration Claimed
     Not applicable.
Item 8. Exhibits

Exhibit
Number	Description

4.1	Safeboot Option Plan 2006, as amended

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (Page II-A)

Item 9. Undertakings
(a)	We hereby undertake:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii)	to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with the Commission by us pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.
(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	We hereby undertake that, for purposes of determining any liability under the Securities Act, each filing of an annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at the time shall be deemed to be the initial bona fide offering thereof.
(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the company pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by us of expenses incurred or paid by a director, officer or controlling person of the company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by us is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Plano, State of Texas, on May 14, 2008.

MCAFEE INC.
By:	/s/ Mark D. Cochran
Mark D. Cochran
Executive Vice President and General Counsel

POWER OF ATTORNEY
     KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Keith S. Krzeminski and Mark D. Cochran, jointly and severally, his or her attorneys-in-fact, each with full power of substitution, for him in any and all capacities, to sign any amendments to this Registration Statement on Form S-8, and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or his substitute or substitutes, may do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities on May 14, 2008.

Signature	Title

/s/ David G. DeWalt David G. DeWalt	Chief Executive Officer and President

/s/ Keith S. Krzeminski Keith S. Krzeminski	Chief Accounting Officer and Senior Vice President of Finance

/s/ Charles J. Robel	Chairman of the Board
Charles J. Robel

/s/ Carl Bass	Director
Carl Bass

/s/ Robert B. Bucknam	Director
Robert B. Bucknam

/s/ Thomas E. Darcy	Director
Thomas E. Darcy

/s/ Leslie G. Denend	Director
Leslie G. Denend

/s/ Denis J. O’Leary	Director
Denis J. O’Leary

/s/ Robert W. Pangia	Director
Robert W. Pangia

/s/ Liane Wilson	Director
Liane Wilson

II-A

INDEX TO EXHIBITS

Exhibit
Number	Description
4.1	Safeboot Option Plan 2006, as amended

5.1	Opinion of Wilson Sonsini Goodrich & Rosati, P.C.

23.1	Consent of Deloitte & Touche LLP, Independent Registered Public Accounting Firm

23.2	Consent of Wilson Sonsini Goodrich & Rosati, P.C. (contained in Exhibit 5.1)

24.1	Power of Attorney (Page II-A)